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                                                                                            EXHIBIT 12
                    INDIANA MICHIGAN POWER COMPANY
    Computation of Consolidated Ratio of Earnings to Fixed Charges
                   (in thousands except ratio data)
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                                                                                                         Twelve
                                                                                                         Months
                                                                  Year Ended December 31,                Ended
                                                    1990       1991       1992       1993       1994    3/31/95
Fixed Charges:
  Interest on First Mortgage Bonds. . . . . . . . $ 55,259   $ 52,933   $ 56,965   $ 53,771   $ 43,564   $ 42,884
  Interest on Other Long-term Debt. . . . . . . .   33,170     30,202     26,330     23,504     24,725     24,883
  Interest on Short-term Debt . . . . . . . . . .    1,282      2,564      1,614      1,085      1,883      2,031
  Miscellaneous Interest Charges. . . . . . . . .    2,458      2,118      2,633      2,832      3,313      3,382
  Estimated Interest Element in Lease Rentals . .   81,000     84,400     84,800     84,300     85,000     87,600
       Total Fixed Charges. . . . . . . . . . . . $173,169   $172,217   $172,342   $165,492   $158,485   $160,780

Earnings:
  Net Income. . . . . . . . . . . . . . . . . . . $118,391   $136,932   $123,948   $129,313   $157,471   $150,883
  Plus Federal Income Taxes . . . . . . . . . . .   43,855     45,985     30,915     41,552     35,029     44,414
  Plus State Income Taxes . . . . . . . . . . . .    6,607      5,541      2,281      8,226      6,797      6,822
  Plus Fixed Charges (as above) . . . . . . . . .  173,169    172,217    172,342    165,492    158,485    160,780
       Total Earnings . . . . . . . . . . . . . . $342,022   $360,675   $329,486   $344,583   $357,782   $362,899

Ratio of Earnings to Fixed Charges. . . . . . . .     1.97       2.09       1.91       2.08       2.25       2.25
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